Exhibit 10.1

NON-EMPLOYEE DIRECTOR

SANGAMO BIOSCIENCES, INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board (or the board of directors of any Parent or Subsidiary) and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Participant is to render valuable services to the Corporation (or a Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to the Participant under the Stock Issuance Program.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Corporation hereby awards to the Participant, as of the Award Date, Restricted Stock Units under the Plan. Each Restricted Stock Unit represents the right to receive one share of Common Stock on the specified issuance date following the vesting of that unit. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable vesting schedule for those shares, the date on which those vested shares shall become issuable to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:

Number of Shares Subject to Award:	[ ] shares of Common Stock (the “Shares”)

Vesting Schedule:	The Shares shall vest [ ] (the “Normal Vesting Schedule”). However, one or more Shares may be subject to accelerated vesting in accordance with the provisions of Paragraph 5 or 6 of this Agreement.

Issuance Schedule:	Each Share in which the Participant vests in accordance with the Normal Vesting Schedule shall be issued on the last business day of the calendar quarter in which that Share vests or as soon as practicable thereafter, but in no event later than the later of (i) the close of the calendar year in which that Share vests or (ii) the fifteenth (15th) day of the third (3rd) calendar month following such vesting date (the “Issue Date”). The Shares which vest pursuant to Paragraph 5 or Paragraph 6 of this Agreement shall be issued in accordance with the provisions of the applicable Paragraph.

2. Limited Transferability. Prior to the actual issuance of the Shares which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares which vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award. The Participant may also direct the Corporation to issue stock certificates for any Shares which in fact vest and become issuable hereunder to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members. The Participant may make a beneficiary designation or certificate directive for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3. Cessation of Service. Except as otherwise provided in Paragraph 5 below, should the Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares, and the number of Restricted Stock Units will be reduced accordingly. The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4. Stockholder Rights. The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance.

5. Accelerated Vesting. The following special vesting acceleration provisions shall be in effect for the Award and shall be in addition to the vesting acceleration provisions of Paragraph 6 of this Agreement:

(a) Should the Participant cease Service by reason of death or Permanent Disability, then all the Shares at the time subject to this Award shall immediately vest.

(b) The Shares which vest on an accelerated basis pursuant to this Paragraph 5, together with any other Shares in which the Participant is at the time vested, shall be issued on the date of the Participant’s cessation of Service due to death or Permanent Disability or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such cessation of Service occurs or (if later) the fifteenth (15th) day of the third calendar month following the date of such cessation of Service.

6. Change in Control.

(a) The Restricted Stock Units subject to this Award at the time of a Change in Control will vest immediately upon the closing of the Change in Control. The Shares subject to those vested units will be issued immediately at that time or as soon as administratively practicable thereafter, but in no event more than fifteen (15) business days after such closing, or will otherwise be converted into the right to receive the same consideration per share of Common Stock payable to the other shareholders of the Corporation in consummation of the Change in Control (other than pursuant to a transaction constituting a Change in Control pursuant to clause (v) of the Change in Control definition) and distributed at the same time as such stockholder payments, but the distribution to the Participant shall in no event be made later than the later of (i) the close of the calendar year in which the Change in Control is effected or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the effective date of such Change in Control.

(b) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Shares. Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, then appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change and thereby prevent the dilution or enlargement of benefits hereunder.

8. Compliance with Laws and Regulations. The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

9. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Except to the extent electronic notice is expressly authorized hereunder, any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated below the Participant’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

11. Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

12. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

13. Employment at Will. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SANGAMO BIOSCIENCES, INC.

By:
Title:

[ ], PARTICIPANT

Signature:
Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Restricted Stock Unit Issuance Agreement.

B. Award shall mean the award of Restricted Stock Units made to the Participant pursuant to the terms of this Agreement.

C. Award Date shall mean the date the Restricted Stock Units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

D. Board shall mean the Corporation’s Board of Directors.

E. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction, or

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

A-1

(iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(v) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

F. Code shall mean the Internal Revenue Code of 1986, as amended.

G. Common Stock shall mean the Corporation’s common stock.

H. Corporation shall mean Sangamo Biosciences, Inc., a Delaware corporation, and any successor corporate successor to all or substantially all of the assets or voting stock of Sangamo Biosciences, Inc. which shall by appropriate action adopt the Plan.

I. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. Family Member shall mean any of the following members of the Participant’s family; any child, stepchild, grandchild, grandparent, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

K. 1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

L. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one or more of the other corporations in such chain.

M. Participant shall mean the person to whom the Award is made pursuant to the Agreement.

A-2

N. Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

O. Plan shall mean the Corporation’s 2004 Stock Incentive Plan.

P. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Q. Service shall mean the Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of a non-employee member of the Board.

R. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

A-3